                                                                       EXHIBIT 1

          Date of Purchase    Number of Shares(1)          Cost
          ----------------    -------------------          ----

               7/1/99              74,000              $ 12,509.00
              7/29/99              75,000                12,678.00
               8/4/99              (5,000)*
               8/6/99             525,537               175,059.37
               8/6/99              93,500                24,599.85
               8/6/99              93,500                26,937.35
               8/9/99             130,000                35,883.00
              8/10/99              50,000                26,253.00
              8/12/99             (10,000)*


* indicates sale

(1) Schedule excludes shares issuable pursuant to warrants and convertible notes.